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                      [LETTERHEAD OF OMNICARE]




                                                   FOR IMMEDIATE RELEASE

                                                   CONTACT:
                                                   Cheryl D. Hodges
                                                   (606)392-3331

           OMNICARE ANNOUNCES PRELIMINARY SECOND QUARTER 1999 RESULTS

               COVINGTON, KENTUCKY, June 17, 1999. . . . Omnicare, Inc.
(NYSE:OCR) today announced that based upon a review of its recent operating results the Company expects to report earnings per diluted share of $.25 to $.30 for the second quarter ended June 30, 1999 as compared with consensus analysts' estimates of $.33 to $.34. Final results for the quarter are expected to be reported in late July.

               The expected shortfall in earnings results primarily from lower-than-anticipated occupancy in many client skilled nursing facilities, particularly relating to Medicare-funded residents, and, more importantly, a significantly diminished acuity level among residents of these facilities.

               Joel F. Gemunder, President of Omnicare, explained, "It has become increasingly apparent in recent weeks that the new Prospective Payment System for Medicare residents of skilled nursing facilities ("PPS") has created a much more turbulent environment than anticipated. While we experienced PPS-related pricing pressure from our skilled nursing facility clients late in 1998 and early in 1999, much of this pressure was offset by market share gains through the addition of new business; the benefits of increased compliance with our proprietary geriatric formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r'; reduced operating costs and increased efficiency. However, the reluctance on the part of skilled nursing facilities to admit Medicare residents, particularly those requiring complex care, owing to concerns relating to the inadequacy of reimbursement under PPS has caused Medicare census to weaken in many areas.






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Moreover, the mix of residents in skilled nursing facilities also has adversely affected our results as skilled nursing facilities have attempted to avoid certain high acuity patients which impacts overall utilization of drugs, particularly infusion therapy. Reimbursement concerns have increasingly driven many nursing facilities to admit patients with lower cost drug needs or those funded by payors other than Medicare."

               "We continue to believe that the confusion surrounding the complexities of PPS reimbursement, and even its inadequacy, are being addressed and that, long-term, skilled nursing facilities should find it in their best interests to admit all patients, including those with higher acuity needs funded by Medicare; however, today the difficulty in transitioning to PPS is creating volatility and has adversely impacted the predictability and outlook for our near-term earnings. Nevertheless, we believe that, even in this environment, Omnicare is well-positioned to gain additional market share owing to the success of its geriatric formulary and other clinical programs in lowering costs for skilled nursing facilities while providing enhanced quality of care. Additionally, we are aggressively pursuing opportunities to lower our operating costs through consolidation of functions and facilities, re-negotiation or elimination of uneconomic PPS contracts, productivity initiatives and other cost reduction measures," he added.

               Concluding, Mr. Gemunder said, "While we are frustrated that the implementation of PPS has created near-term volatility in our earnings, we nonetheless remain convinced of the strength of the underlying fundamentals of our business and the soundness of our growth strategy. The U.S. population continues to age and pharmaceuticals are the most cost-effective means of treating the elderly. Our pharmaceutical distribution and clinical services are in line with the need to lower health care costs. The acceleration of new drug discovery will drive continued outsourcing of research and development services which bodes well for our contract research (CRO) business. Strategically, we view the institutional pharmacy business as a sound one with ample growth prospects and continued




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opportunities to leverage and diversify the revenue and profit stream of
Omnicare's business."

               Omnicare, based in Covington, Kentucky, is a leading geriatric pharmaceutical care company. Currently serving approximately 617,000 residents in more than 8,600 long-term care facilities in 43 states, Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

               Statements in this press release concerning Omnicare's business outlook or position or future economic performance, including expectations concerning second quarter earnings; expectations concerning Medicare census; expectations concerning market share; the impact of Omnicare's clinical programs; expectations regarding cost reduction opportunities; opportunities for growth; together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; variations in Omnicare's quarterly operating results, particularly the impact of results in May and June 1999; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, profitability and costs synergies; the continued availability of suitable acquisition candidates and the successful integration of acquired companies; pricing and other competitive factors in the industry; the effect of new government regulations and/or legislative initiatives, including those relating to reimbursement policies and in the interpretation and application of such policies; the failure of Omnicare to obtain or maintain required





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regulatory approvals or licenses; loss or delay of contracts pertaining to
Omnicare's contract research organization business for regulatory or other reasons; the impact of consolidation in the pharmaceutical industry; volatility in Omnicare's stock price; the demand for Omnicare's products and services; variations in costs or expenses; the impact of the Year 2000 issues; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

               For more information on Omnicare, Inc. via the Internet, including a full menu of news releases, visit our Corporate News on the Net site at http://www.Businesswire.com/cnn/ocr.htm.






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